EXHIBIT 99.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 26, 2015, with respect to the consolidated financial statements of ASA Electronics, LLC, which is included in the Annual Report of Voxx International Corporation on Form 10-K for the year ended February 29, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Voxx International Corporation on Forms S-8 (File No. 333-138000, File No. 333-184365) and on Form S-3 (File No. 333- 187427).

/s/ GRANT THORNTON LLP

Chicago, Illinois
June 20, 2016